Exhibit 4.2

FIRST AMENDMENT
TO
THE SEARS PUERTO RICO SAVINGS PLAN

Pursuant to the authority reserved to the Company at subsection 14.1 of the Sears Puerto Rico Savings Plan (the "Plan"), the Plan is hereby amended as follows, effective January 1, 2005, except as otherwise indicated.

1. The last sentence of subsection 6.4 is hereby deleted.

2. The introductory language of subsection 6.6 is hereby revised to read as follows:

Notwithstanding any other provisions of the Plan except for the provisions of subsection 6.8, below:

3. New subsection 6.8 is hereby added to the Plan to read as follows:

6.8 Merger with Kmart. In connection with the shareholder vote on the merger (the "Merger") of Sears, Roebuck and Co. with the "Sears Merger Sub" (as defined in and pursuant to that certain Merger Agreement between Sears, Roebuck and Co. and KMART Holding Corporation dated November 16, 2004, (the "Merger Agreement")), the Investment Committee pursuant to its authority at subsection 13.12, shall appoint an investment manager, (the "Merger Investment Manager") with respect to the voting of the shares of Common Stock held under the Plan and the choice of merger consideration received with respect to such Common Stock.

(a) The Merger Investment Manager shall be responsible for directing the Trustee with respect to the shareholder vote, on the Merger, of all Common Stock held under the Plan as of the latest Accounting Date coinciding with or next preceding the record date for such vote, and shall direct the Trustee to vote the Common Stock held under the Plan in accordance with the following provisions:

(i) Before the meeting of the Company shareholders to vote on the proposed Merger (the "Merger shareholder meeting"), the Merger Investment Manager shall ensure that each Participant is furnished with a proxy statement for the meeting, together with an appropriate form (the "Plan Instruction Form") on which the Participant may provide voting instructions for the Common Stock held under the Plan and allocated to the Participant's Account under the Plan as of the latest Accounting Date coinciding with or next preceding the record date for such meeting for which the number of such shares has been provided to the Plan Administrator. Participants shall be required to send their Plan Instruction Forms to the Merger Investment Manager. Upon timely receipt of such instructions by the Merger Investment Manager, the Merger Investment Manager shall instruct the Trustee to vote the shares of Common Stock for which Plan Instruction Forms are received in accordance with those forms. For this purpose, a Participant's return of a signed Plan Instruction Form, without indicating the manner in which the shares subject to the form shall be voted, shall be deemed a vote in favor of the Merger; a returned Plan Instruction Form with a direction that the Trustee abstain from voting the Participant's shares shall be deemed a vote against the Merger. Shares for which no Plan Instruction Form is returned shall be voted in accordance with paragraph (a)(ii) of this subsection 6.10.

(ii) In the case of Common Stock held under the Plan with respect to which no Plan Instruction Form is received, including Common Stock held (as of the Accounting Date coinciding with or next preceding the record date for the Merger shareholder meeting) under the suspense account described in Supplement C, the Merger Investment Manager shall, to the extent consistent with the Merger Investment Manager's fiduciary obligations under ERISA, direct the Trustee to vote such shares in the same proportion as the Trustee votes the shares of Common Stock for which instructions are received, or are deemed received, pursuant to paragraph (a)(i) of this subsection 6.10.

(b) The Merger Investment Manager shall be responsible for directing the Trustee as to the choice of Merger consideration described in the proxy with respect to shares of Common Stock held under the Plan as of the latest Accounting Date coinciding with or next preceding the record date of the Merger shareholder meeting, and shall direct the Trustee as to the choice of Merger consideration in accordance with the following provisions:

(i) The Plan Instruction Form described in paragraph (a) of this subsection 6.10 shall provide for Participant direction as to the choice of Merger consideration described in the proxy with respect to the shares of Common Stock allocated to the Participant's Account under the Plan as of the latest Accounting Date coinciding with or next preceding the record date of the Merger shareholder meeting for which the number of shares has been provided to the Plan Administrator. In the case of those shares of Common Stock with respect to which the Merger Investment Manager receives a properly completed Plan Instruction Form, the Merger Investment Manager shall direct the Trustee to request the form of consideration indicated by the Participant on the Plan Instruction Form.

(ii) In the case of Common Stock held under the Plan with respect to which no Plan Instruction Form is received, including Common Stock held (as of the Accounting Date coinciding with or next preceding the record date for the Merger shareholder meeting) under the suspense account described in Supplement C, and shares of Common Stock with respect to which a Plan Instruction Form is returned without direction as to the form of Merger consideration to be requested by the Trustee, the Merger Investment Manager shall, to the extent consistent with the Merger Investment Manager's fiduciary obligations under ERISA, direct the Trustee to request Merger consideration in the same proportion of cash and stock as requested with respect to shares of Common Stock for which the Merger Investment Manager receives properly completed Plan Instruction Forms in accordance with paragraph (b)(i) of this subsection 6.10.

(c) The Company, the Trustee and the Merger Investment Manager shall take all reasonable steps necessary to assure that Participants' individual directions shall remain confidential. Notwithstanding the foregoing, the Merger Investment Manager shall provide such information with respect to the vote and the choice of Merger consideration as an independent recordkeeper may require for operation of the Plan, if the recipient of such information agrees to keep such information confidential.

4 Subsection 13.12(a) is hereby revised to read as follows:

(a) To direct the Trustee to the extent required under the terms of any trust agreement, or to appoint an Investment Manager, including, but not limited to, Sears Investment Management Co. ("SIMCO") with the authority to so direct Trustee, with respect to the acquisition, retention and disposition of Plan assets in the Company Stock Fund and with respect to the exercise of investment powers, authorities and discretions relating to such assets.